Exhibit 11

                 Statement re: Computation of Per Share Earnings


                                                                                   Three Months Ended March 31, 2002

                                                                         Continuing     Discontinued
                                                                         operations      operations             Net loss
                                                                    -----------------   ---------------      ---------------
  Basic and diluted net loss per common share:

     Numerator:
         Net loss for the period                                    $      (587,910)        -                $    (587,910)
         Preferred stock dividends                                          (69,375)        -                      (69,375)
                                                                       -------------    ---------------         -----------

         Net loss attributable to common shares                     $      (657,285)        -                $    (657,285)
                                                                       =============    ===============         ===========

     Denominator:
         Actual weighted average shares outstanding                        2,015,885        2,015,885            2,015,885
                                                                       =============    ===============         ===========


     Basic and diluted loss per common share                        $          (0.33)       -                $       (0.33)
                                                                       =============    ===============         ===========





                                                                                   Three Months Ended March 31, 2001

                                                                         Continuing     Discontinued
                                                                         operations        operations             Net loss
                                                                      ----------------  ----------------      ---------------
  Basic and diluted net loss per common share:

     Numerator:
         Net loss for the period                                      $  (1,127,495)        (255,046)        $  (1,382,541)
         Preferred stock dividends                                          (69,375)            -                  (69,375)
                                                                       -------------    ------------            -----------

         Net loss attributable to common shares                       $  (1,196,870)        (255,046)        $  (1,451,916)
                                                                         ===========    ============            ===========

     Denominator:
         Actual weighted average shares outstanding                        2,019,033        2,019,033             2,019,033
                                                                         ===========    ============            ===========


     Basic and diluted loss per common share                          $       (0.59)           (0.13)        $       (0.72)
                                                                         ==========     ============            ===========



Note:The assumed conversion of the convertible debentures and the convertible preferred stock and the effect of "in-the-money" stock options were excluded from the computations of diluted net loss per common share because the effects would be antidilutive.




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